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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
File by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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ISS RECOMMENDS VOTING FOR ALL ANACOMP NOMINEES AND
AGAINST DISSIDENTS

SAN DIEGO, CA - February 17, 2004 - Anacomp, Inc. (OTCBB: ANCPA). Anacomp today announced that Institutional Shareholder Services, Inc. (ISS) has recommended that shareholders vote FOR management's seven director nominees—Edward P. Smoot, Jeffrey R. Cramer, Gary J. Fernandes, Mark K. Holdsworth, Fred G. Jager, James F. McGovern, and Michael E. Tennenbaum and against the nominees proposed by a dissident shareholder at the Company's annual meeting on February 26, 2004. Additionally, ISS has recommended that shareholders vote FOR the Board's proposals relating to amending the articles, approving two stock plans and ratifying auditors.

ISS is widely recognized as the leading independent proxy advisory firm in the nation. It's recommendations are relied upon by hundreds of major institutional firms, mutual funds, and other fiduciaries throughout the country.

Edward P. Smoot, Chairman of the Anacomp Board of Directors, said, 'The Board is gratified that ISS has recommended a vote for the entire Anacomp slate. We look forward to moving beyond Mr. Miller's costly and counterproductive proxy contest and to continuing the strategic plan that we have instituted to build a stronger future for Anacomp and all its shareholders.'

Anacomp shareholders who have questions or need assistance voting their shares, may call MacKenzie Partners, Inc., the firm assisting Anacomp in the solicitation of proxies, toll-free at (800) 322-2885 or collect at (212) 929-5500.

About Anacomp.

Anacomp, Inc. provides comprehensive information outsourcing, maintenance support and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full-range of solutions for secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's website at www.anacomp.com.

Media and Analyst Contact:    Lin Fox, Anacomp Executive Vice President and Chief Financial Officer, (858) 716-3609 or lfox@anacomp.com

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Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

Anacomp is a registered trademarks of Anacomp, Inc.

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INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

Anacomp has filed with the SEC its definitive proxy materials for the 2004 Annual Meeting of Stockholders. These materials contain important information concerning the matters to be acted upon at the 2004 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

Investors are urged to read Anacomp's proxy statement and additional solicitation materials and other relevant documents filed with the SEC by Anacomp. Investors may obtain these documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp are available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California 92128 (858) 716-3614.

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ISS RECOMMENDS VOTING FOR ALL ANACOMP NOMINEES AND AGAINST DISSIDENTS